EXHIBIT 16

B P M

BURR, PILGER & MAYER LLP

Accounting • Consulting • Wealth Management

March 29, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements included under Item 4.01 of Form 8-K/A dated March 29, 2007 filed by Broadcaster, Inc., and we agree with such statements,  except that we are not in a  position  to agree or  disagree with  the statement  that the change was  approved by the audit  committee of the board of directors.

Very truly yours,

/s/ Burr, Pilger & Mayer LLP

March 29, 2007